FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-13

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 10/01/24 14:10:48 UTC-4:00
Subject:	BANK5 2024-5YR10 - PUBLIC NEW ISSUE **LAUNCH**

BANK5 2024-5YR10 - PUBLIC NEW ISSUE **LAUNCH**

$729.228MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, BofA Securities, J.P. Morgan and Morgan Stanley
Co-Managers:	Academy Securities, Inc., Drexel Hamilton and Siebert Williams Shank

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	LAUNCH
A-1	AAAsf/Aaa(sf)/AAA(sf)	$8.457	30.000%	2.49	1–57	18.3%	38.5%	AUCTION
A-2	AAAsf/Aaa(sf)/AAA(sf)	$125.000	30.000%	4.83	57-59	18.3%	38.5%	J+104
A-3	AAAsf/Aaa(sf)/AAA(sf)	$432.149	30.000%	4.94	59-60	18.3%	38.5%	J+106
A-S	AAAsf/Aa3(sf)/AAA(sf)	$94.941	18.250%	5.00	60–60	15.7%	45.0%	J+140
B	AA-sf/NR/AA(high)(sf)	$39.391	13.375%	5.00	60–60	14.8%	47.6%	J+190
C	A-sf/NR/A(high)(sf)	$29.290	9.750%	5.00	60–60	14.2%	49.6%	J+220

POOL BALANCE:	$837,836,355
NUMBER OF LOANS/PROPERTIES:	42 / 83
WA MORTGAGE INT. RATE:	6.3989%
WA CUT-OFF LTV:	55.0%
WA UW NCF DSCR:	1.75x
WA UW NOI DEBT YLD:	12.8%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	60.8%
LOAN SELLERS:	WFB (32.5%), MSMCH (26.4%), JPMCB (21.1%), BANA (20.0%)
TOP 5 STATES:	NY (19.4%), CA (12.5%), TX (12.1%), KY (10.4%), PA (5.9%)
TOP 5 PROPERTY TYPES:	RT (22.6%), MHC (18.8%), HT (16.8%), OF (15.1%), MU (9.9%)

RISK RETENTION:	L-shape

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	BellOak, LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR H, LLC
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	October 16, 2024
THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	BANK5 2024-5YR10
Password:	20245Y10

Trepp:
Dealname:	BANK5 2024-5YR10
Password:	20245Y10

Intex:
Dealname:	BK524510
Password:	v70hjp27ai52mk38z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.